Exhibit (d)(9)

INTERIM SUB-ADVISORY AGREEMENT

THIS INTERIM AGREEMENT (the “Agreement”) made as of this 23rd day of June, 2026 by and between Krane Funds Advisors, LLC, a Delaware limited liability company (the “Adviser”), and Mount Lucas Index Advisers LLC, a Delaware limited liability company (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Adviser and KraneShares Trust (the “Trust”), a Delaware statutory trust, are parties to an Investment Advisory Agreement (the “Current Advisory Agreement”), pursuant to which the Adviser provides investment management services to the series of the Trust;

WHEREAS, the Adviser and Sub-Adviser are parties to a Sub-Advisory Agreement (the “Current Sub-Advisory Agreement”), pursuant to which the Sub-Adviser provides investment management services to the series of the Trust listed in Schedule A (each a “Fund”), as may be amended from time to time;

WHEREAS, the Adviser has entered into an agreement pursuant to which the current control persons of the Adviser will change (the “Transaction”), whereby the closing of the Transaction (“Closing”) will result in an “assignment” of the Current Advisory Agreement under the Investment Company Act of 1940, as amended (the “1940 Act”) and, as required by the 1940 Act, result in its automatic termination;

WHEREAS, the Current Sub-Advisory Agreement, by its terms, will automatically terminate upon the termination of the Current Advisory Agreement;

WHEREAS, the Closing of the Transaction is conditioned upon, among other things, the vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of certain series of the Trust approving a new investment advisory agreement between the Adviser and the Trust (the “New Advisory Agreement”) and such Closing may take effect prior to the date on which the New Investment Advisory is approved;

WHEREAS, in the event that the Transaction closes and the Current Advisory and Sub-Advisory Agreements terminate prior to the approval of the New Advisory Agreement, the Adviser, subject to the approval of the Board of Trustees of the Trust (the “Board” or “Trustees”), desires to retain the Sub-Adviser under this Agreement to provide investment management services to the Fund pursuant to Rule 15a-4(b)(1) under the 1940 Act to ensure continuity of management of the Fund, and the Sub-Adviser is willing to render such investment management services to the Fund commencing on the Effective Date (as defined below) and until the earlier of: (i) the expiration of the 150-day period following the date of the Closing; and (ii) the date on which the New Advisory Agreement is approved by a “majority of the outstanding voting securities” of the Fund, in each case, unless earlier terminated pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. Duties of the Sub-Adviser.

(a)	The Sub-Adviser shall be responsible for securing any regulatory approvals, quotas and/or licenses that may be necessary or appropriate for each Fund’s operations or investment strategies, as set forth in each Fund’s registration statement, and as otherwise may reasonably be requested by the Adviser.

(b)	In addition, subject to supervision and oversight of the Adviser and the Board, the Sub-Adviser shall manage all of the securities and other assets of the Funds (the “Assets”) of the portion of each Fund allocated by the Adviser to the Sub-Adviser, including the purchase, retention and disposition of the Assets, in accordance with the Funds’ respective investment objectives, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), the standards applicable to each Fund to qualify as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”), and applicable law, regulations and interpretations and exemptions from the foregoing and subject to the following:

(i)	The Sub-Adviser shall determine from time to time what Assets will be purchased, retained or sold by the Funds, and what portion of the Assets will be invested or held uninvested in cash.

(ii)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Amended and Restated Declaration of Trust, and By-Laws, each as may be modified, amended or supplemented from time to time, the Prospectus, the instructions and directions of the Adviser and of the Board, the then-current terms and conditions of exemptive and no-action relief granted to or relied upon by the Trust, and the Trust’s policies and procedures. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned documents. In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall also comply in all material respects with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (“Advisers Act”), the Code, all other applicable federal and state laws and regulations, as each is amended from time to time, and the rules promulgated by the primary listing exchange upon which a Fund’s shares trade. In this regard, the Sub-Adviser represents that it has adopted and implemented and will maintain in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to (a) prevent violation by the Sub-Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Sub-Adviser’s activities or services could affect the Fund(s), policies and procedures, prevent violation of the federal securities laws (as such term is defined in Rule 38a-1 under the Investment Company Act) by the Fund(s) and the Sub-Adviser. Further, the Sub-Adviser shall maintain a disaster recovery and business continuity plan that is in accordance with applicable law and within industry standards.

(iii)	The Sub-Adviser shall determine the Assets to be purchased or sold by the Funds as provided in subparagraph (i) and will place orders with or through such persons, brokers or dealers chosen by the Sub-Adviser to carry out the policy with respect to brokerage as the Board or the Adviser may direct in writing from time to time, in conformity with all federal securities laws. The Sub-Adviser may also arrange for, in respect of the Funds, futures contract, derivative instrument and transaction, swap, spot or forward transaction (whether in relation to currency or any other property). The Sub-Adviser may open and maintain brokerage accounts of all types on behalf of and in the name of the Funds. The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable and appropriate. Subject to the obtaining the best price and execution reasonably available and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Sub-Adviser is authorized to cause a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Sub-Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to such Fund and to other funds or clients for which the Sub-Adviser exercises investment discretion. The Sub-Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, Sub-Adviser or a Fund in accordance with such standards and procedures as may be approved by the Board in accordance with the 1940 Act and any applicable rules promulgated by the Securities and Exchange Commission (the “SEC”). The Sub-Adviser shall not divert any Fund’s portfolio transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Fund, any other series of the Trust, or any other registered investment company. On occasions when the Sub-Adviser deems the purchase or sale of a security or other asset to be in the best interest of the Fund(s) as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other assets to be purchased or sold to attempt to obtain a fair and reasonable result and efficient execution. Allocation of the securities or other assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to its other clients over time. The Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the relevant Fund. The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund(s), and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships.

(iv)	The Sub-Adviser shall assist the Adviser and any other relevant service provider in connection with any portfolio lending activities by the Funds.

(v)	The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by Rule 31a-1 under the 1940 Act and preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act. The Sub-Adviser shall timely furnish to the Adviser all information needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records.

(vi)	The Sub-Adviser shall provide the relevant Fund’s custodian on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser and shall otherwise cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust. The Sub-Adviser shall not hold, or have custody of, any asset of the Fund (or the Fund’s documents of title, if any) on behalf of the Fund or the Sub-Adviser. The Sub-Adviser will also provide the Adviser with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws or regulations as may be reasonably requested.

(vii)	The Sub-Adviser shall, when explicitly directed by the Adviser or the Board and consistent with the best interests of each Fund, be responsible for exercising all rights of holders with respect to securities or other assets held by each Fund, including but not limited to: reviewing proxy solicitation materials, voting and handling proxies and converting, tendering exchanging or redeeming securities or other assets. The Sub-Adviser shall report to the Adviser in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX), including a record of all proxies not voted and/or voted inconsistently with Sub-Adviser’s proxy voting guidelines. The Sub-Adviser shall certify at least annually or more often as may reasonably be requested by the Adviser, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations. If the Adviser chooses to be responsible for voting any proxies for the Funds, the Sub-Adviser will immediately forward any proxy solicited by or with respect to the issuers of securities or other assets in which assets of a Fund are invested to the Adviser or to any agent of the Adviser designated by the Adviser in writing.

(viii)	The Sub-Adviser shall maintain books and records with respect to the Funds’ investment transactions and keep the Adviser fully informed on an ongoing basis of all material facts concerning the Sub-Adviser and its key investment personnel providing services to the Funds. The Sub-Adviser shall furnish to the Adviser or the Board regular, periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request; and the Sub-Adviser will attend meetings with the Adviser and/or the Board, as reasonably requested, to discuss the foregoing. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust or sent to shareholders under the federal securities laws (including the rules adopted thereunder) or any exemptive or other relief from the SEC on which the Adviser, the Trust or a Fund relies.

(ix)	The Sub-Adviser shall monitor the Assets owned by the Fund(s) and, in accordance with procedures established by the Board, as amended from time to time, and in conjunction with the Adviser, promptly notify the Adviser and the Trust’s Fund Accounting Agent of Assets that the Sub-Adviser believes should be fair valued in accordance with the Trust’s Valuation Procedures. The Sub-Adviser will provide reasonable assistance in determining the fair value of the Assets, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser for which market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such Asset.

(x)	The Sub-Adviser shall provide reasonable assistance to the Adviser in the preparation of any regulatory filings and required disclosures relating to a Fund, as requested by the Adviser from time to time. The Sub-Adviser will promptly notify the Adviser if it becomes aware of any material misstatement or omission in a Fund’s registration statement, as amended and/or supplemented from time to time.

(xi)	The Funds agree that any entity or person associated with Adviser or Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Funds that is permitted by Section 11(a) of the Exchange Act, and the Funds consent to the retention of compensation for such transactions.

(xii)	Absent any written notice from the Adviser to the Sub-Adviser to the contrary, the Sub-Adviser shall be responsible for managing the entire portion of each Fund. Where it is not, the Sub-Adviser shall not consult with any other subadviser of such Fund concerning transactions for the Fund in securities or other assets; provided, that this shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This also shall not be deemed to prohibit the Sub-Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs and (b) of Rule 12d3-1 under the Investment Company Act.

2. Duties of the Adviser. The Adviser shall have responsibility for all services to be provided to the Funds pursuant to its Advisory Agreement with the Trust, including overseeing:

(a)	regulatory filings by the Funds;

(b)	compliance by the Funds;

(c)	custody of Fund assets;

(d)	transfer agency in Fund shares; and

(e)	listing of Fund shares on NYSE Arca, Inc. or another national securities exchange.

The Adviser shall also oversee the Sub-Adviser’s provision of services under this Agreement.

3. Compensation. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, an advisory fee at the rate specified in Schedule B hereto. To the extent applicable, the fee will be calculated based on the average daily value of the Assets under the Sub-Adviser’s management and will be paid to the Sub-Adviser monthly. The Sub-Adviser may waive a portion of its fee, as permitted by law and agreed by the Adviser. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

4. Expenses. Each of the Adviser and Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for it to perform its duties under this Agreement and administrative facilities, including bookkeeping, and all equipment necessary for the fulfillment of its responsibilities under this Agreement.

5. Liability and Indemnification. Each Party (the “Indemnifying Party”) agrees, at its expense, to defend, indemnify and hold the other Party, its affiliates, officers, directors, employees and agents (collectively, the “Indemnified Parties”), harmless from any and all claims, demands, damages, costs, expenses, suits, actions, liabilities and losses (including, without limitation, reasonable attorneys’ fees and expenses) arising by virtue of, in connection with, or related to, the Indemnifying Party’s performance hereunder or execution hereof, except as such claims, losses or damages may result from the Indemnified Party’s gross negligence, bad faith, willful misconduct or reckless disregard of its duties. In no event shall either Party be liable to the other Party for any special, consequential or punitive damages arising under or related to this Agreement. The Indemnified Party shall not be liable to the Indemnifying Party in connection with the Indemnified Party’s performance or execution hereof except as a result of such Indemnified Party’s gross negligence, bad faith, willful misconduct or reckless disregard of its duties. No compromise or settlement by the Indemnifying Party of any action or proceeding related to the transaction contemplated hereby shall be effective unless it also contains an unconditional release of the Indemnified Party except to the extent related to the gross negligence, bad faith, willful misconduct or reckless disregard of its duties of the Indemnified Party. Notwithstanding anything to the contrary herein, the indemnification obligations under this paragraph shall survive the termination of this Agreement.

6. Representations and Warranties of Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Funds as follows:

(a)	The Sub-Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect. The Sub-Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement, including National Futures Association (“NFA”) membership and registration as a Commodity Trading Adviser.

(b)	The Sub-Adviser will immediately notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act, including any actions taken by the SEC to place any restrictions on, or suspend, reject or revoke any approval, quota or license that may be necessary or appropriate for a Fund’s operations or investment strategies, as set forth in the Fund’s registration statement, and as otherwise may reasonably be requested by the Adviser; or has commenced proceedings or an investigation that may result in any of these actions. The Sub-Adviser will promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds, the Sub-Adviser or any of the aforementioned approvals, licenses or quotas and provide such information as reasonably requested by the Adviser regarding such matters;

(c)	The Sub-Adviser is fully authorized under all applicable law to enter into this Agreement and serve as Sub-Adviser to the Funds and to perform the services described under this Agreement;

(d)	The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(e)	This Agreement is a valid and binding agreement of the Sub-Adviser;

(f)	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage; and

(g)	The Sub-Adviser is not an affiliated person of any depositary bank for any Depositary Receipts held by a Fund, except a depositary bank that is deemed to be affiliated solely because a Fund owns greater than 5% of the outstanding voting securities of such depositary bank.

7. Representations and Warranties of the Adviser. The Adviser represents and warrants to the Sub-Adviser as follows:

(a)	The Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect. The Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement, including NFA membership and registration as a Commodity Pool Operator;

(b)	The Adviser will immediately notify the Sub-Adviser of the occurrence of any event that would substantially impair the Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act;

(c)	The Adviser is fully authorized under all applicable law to enter into this Agreement and serve as Adviser to the Funds and to perform the services described under this Agreement;

(d)	The Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(e)	The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(f)	This Agreement is a valid and binding agreement of the Adviser; and

(g)	The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

8. Duration and Termination.

(a)	This Agreement shall become effective upon the termination of the Current Sub-Advisory Agreement (the “Effective Date”) and shall continue in effect until the earlier of: (i) the approval of the New Advisory Agreement by a vote of the “majority of the outstanding voting securities” of the Fund; or (ii) the expiration of the one hundred and fifty (150) day period following the Effective Date (the earlier of such dates, the “Termination Date”). The Adviser will be deemed to have terminated this Agreement on the Termination Date.

(b)	Notwithstanding the foregoing, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty:

(i)	By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the relevant Fund, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Sub-Adviser;

(ii)	By the Sub-Adviser upon sixty (60) days’ written notice to the Adviser and the Board.

(iii)	By any party, to take effect immediately upon written notice to the other party, in the event that:

(A)	the license, approval, quota, authorization or consent held by any of the other parties which is required for the performance of its obligations under this Agreement or as described in Paragraph 1(a), is rejected, revoked, restricted, terminated or suspended;

(B)	any of the parties commits a material breach of this Agreement, which such material breach has not been cured by the breaching party within thirty (30) days from the date of notice from the other party of such material breach;

(C)	any step is taken with a view to the winding up, bankruptcy or administration of any party;

(D)	any adverse finding is made in respect of, or official sanction imposed on, any other party by any relevant regulatory authority which would be likely to affect its ability to perform its obligations under this Agreement; or

(E)	a relevant regulatory authority has held, or is likely to hold, any other party to be in breach of any regulatory or other duties in relation to this Agreement.

This Agreement shall terminate automatically and immediately in the event of breach of Clause 9 Confidentiality of this Agreement, or in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act or any rules or interpretations of the SEC or its staff thereunder.

9. Confidentiality. Except as otherwise set forth in this Agreement or any other agreement between the parties, each party shall keep the Confidential Information of the other party secret and confidential and shall use such Confidential Information only in accordance with the terms of this Agreement, and shall not (without the prior written consent of the other party) disclose any part of that Confidential Information to any person other than to its designated person who is mutually agreed by both parties in advance for getting access to that Confidential Information in order for the parties to perform their obligations or receive the benefit of rights under this Agreement except for the regulatory requests made to the Adviser and the Sub-Adviser arising from the applicable laws, including any demand of any regulatory or taxing authority having jurisdiction, except that the Sub-Adviser shall notify the Adviser prior to providing information in response to such a request or demand so as to allow the Adviser to respond appropriately. For the purpose of this Agreement, “Confidential Information” means in relation to any party all confidential and proprietary information (whether such information is in oral or written form or is recorded in any other medium) about or pertaining to any business initiatives or evaluation of any future business initiative, or the business of that party which it disclosed to the other party or its employee, or which is acquired by or otherwise comes to the knowledge of the other party or its employee in connection with this Agreement or any future exchange of information between the parties (including the performance by a party of its obligations hereunder). It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Funds, the Funds’ service providers, the Board, or such persons as the Adviser, subject to the Sub-Adviser’s written consent, may designate in connection with the Funds. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Funds. Except as required by applicable law or regulation, the terms of this Agreement, all non-public information pertaining to the establishment and on-going operation of the Funds and the actions of the Sub-Adviser and the Funds in respect thereof shall be considered as “Confidential Information.” Notwithstanding anything to the contrary herein, the confidentiality obligations under this paragraph shall survive the termination of this Agreement.

10. Exclusivity. The services of the Adviser and Sub-Adviser are not to be deemed exclusive, and the Adviser and Sub-Adviser and their directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Sub-Adviser shall be deemed to be an independent contractor of the Adviser and Trust.

11. Supplemental Arrangements. The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require approval of an advisory agreement pursuant to Section 15 of the 1940 Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser.

12. Use of Name. The Sub-Adviser grants the Adviser use of the Sub-Adviser’s name(s), derivatives, logos, trademarks, service marks or trade names in connection with certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets, fund name and related materials, including advertising and marketing materials for the Funds. Such grant will be revoked as to future use as soon as this Agreement is terminated.

13. Amendments. This Agreement may be amended by mutual written consent, subject to approval by the Board and Fund shareholders to the extent and in the manner required by the 1940 Act. No material amendment of this Agreement shall be effective until approved, if applicable, in the manner required by the 1940 Act, any rules thereunder or any exemptive or other relief granted by the SEC or its staff.

14. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

15. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

16. Trust and Shareholder Liability. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Amended and Restated Declaration of Trust and agrees that any claims against or liabilities of the Trust shall be limited in all cases to the Trust and its assets, and if the claim or liability relates to one or more of the Funds, they shall be limited to the respective assets of that Fund. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

17. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	Krane Funds Advisors, LLC
280 Park Avenue
32nd Floor
New York, New York 10017

To the Sub-Adviser at:	Mount Lucas Index Advisers LLC
405 South State Street,
Newtown, Pennsylvania 18940

18. Third Party Beneficiaries. The Sub-Adviser acknowledges that the Trust, on behalf of each Fund, is a third-party beneficiary of this Agreement and that the Trust shall have the full right to enforce any and all provisions of this Agreement for its benefit and to pursue any breach of any provision of this Agreement or for any loss, damage, claim, liability arising due to any act or omission to the same extent as if the Fund itself were a party to this Agreement. For the avoidance of doubt, shareholders of a Fund are not parties to, or intended (or “third-party”) beneficiaries of, this Agreement. To the maximum extent permitted by law, this Agreement is not intended to create in any individual shareholder or group of shareholders of the Fund any right to enforce this Agreement or to seek any remedy under this Agreement, either directly or on behalf of the Trust or the Fund.

19. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

21. Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

ADVISER:		SUB-ADVISER:

Krane Funds Advisors, LLC		Mount Lucas Index Advisers LLC

By:	/s/ Jonathan Krane	By:
Name:	Jonathan Krane	Name:
Title:	Chief Executive Officer	Title:

Schedule A

to the

Sub-Advisory Agreement

by and among

Mount Lucas Index Advisers LLC

and

Krane Funds Advisors, LLC

June 23, 2026

Fund Name:

KraneShares Mount Lucas Managed Futures Index Strategy ETF (KMLM)

Sch. A-1

Schedule B

to the

Sub-Advisory Agreement

by and among

Mount Lucas Index Advisers LLC

and

Krane Funds Advisors, LLC

June 23, 2026

Fund	Fee
KraneShares Mount Lucas Managed Futures Index Strategy ETF (KMLM)	The Adviser shall pay the Sub-Adviser thirty-two (32%) percent of the sum of: (i) the total gross advisory fee due to the Adviser from the Fund under the terms of the Advisory Agreement minus (ii) any applicable fee waivers from time to time entered into between the Fund and the Adviser.

Sch. B-1